EXHIBIT 99

           Dillard's, Inc. Reports September Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Oct. 11, 2007--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced today that sales for the five weeks ended October 6, 2007 were $649,229,000 compared to sales for the five weeks ended September 30, 2006 of $686,728,000. Total sales for the five-week period declined 5%. Sales in comparable stores declined 7%.

    Sales for the 35 weeks ended October 6, 2007 were $4,598,377,000 compared to sales for the 35 weeks ended September 30, 2006 of $4,765,135,000. Sales declined 4% for the 35-week period on both a total and comparable store basis.

    During the five weeks ended October 6, 2007, sales in the Central region were slightly above the Company's average sales performance for period. Sales were consistent with trend in the Eastern region and slightly below trend in the Western region.

    During the five weeks ended October 6, 2007, the sales performance trend in the juniors' and children's apparel category and the home and other category were significantly below trend.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965
             Director of Investor Relations